TERMINATION
OF THE
INDEPENDENCE REALTY TRUST, INC.
INDEPENDENT DIRECTORS COMPENSATION PLAN

This TERMINATION (this “Termination”) of the Independence Realty Trust, Inc. Independent Directors Compensation Plan (the “Plan”) is made effective as of May 12, 2016 (the “Effective Date”) by Independence Realty Trust, Inc., a Maryland corporation (the “Company”).

RECITALS:

WHEREAS, the Plan was established by the Company effective as of April 5, 2011;

WHEREAS, the Plan operates as a sub-plan of the Independence Realty Trust, Inc. Long Term Incentive Plan (as amended, the “Incentive Plan”) and shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), issued under the Plan are issued under the Incentive Plan;

WHEREAS, the Company now desires to terminate the Plan to permit the Company greater flexibility regarding determining the compensation of the independent directors serving on the Company’s board of directors (the “Board”) and on committees established by the Board, including, without limitation, making future awards to directors under the terms of the Incentive Plan; and

WHEREAS, the Board has determined that the Termination would not adversely affect any award previously granted under the Plan;

NOW, THEREFORE, pursuant to the authority reserved in Section 8.1 of the Plan, subject to the approval of this Termination by the stockholders of the Company, the Plan is terminated as of the Effective Date.

The foregoing is hereby acknowledged as being the Termination of the Plan.

INDEPENDENCE REALTY TRUST, INC.

By: /s/ James J. Sebra
Name: James J. Sebra
Title: Chief Financial Officer &
Treasurer